                                                                    Exhibit 12.1

SELECTED FINANCIAL DATA CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES -- French GAAP
-------------------------------------------------------------------------

(millions of euro)


                                                                  1997     1998      1999     2000      2001
                                                                  ----     ----      ----     ----      ----

Ratio of earnings to fixed charges                              10.5      9.1      10.4      6.0       3.5



(1) EARNINGS FORMULA:
---------------------
              Net Group Income                                       35       47        74      128       151
    Before:   Income taxes                                           38       47        65       96        78
              Minority interests                                     22       20        21       35        19
              Fixed charges (2)                                      10       14        17       52       101
                                                               ---------------------------------------------------
                                                                    105      128       177      311       349


(2) FIXED CHARGES
-----------------

              Operating leases:  - rental costs                      15       20        27       85       135
                                                                     --       --        --       --       ---
                                 - 30% interest charge                4        6         8       25        40

              Interest paid                                           6        8         9       27        61
                                                               ---------------------------------------------------
              Total Fixed charges                                    10       14        17       52       101
                                                               ===================================================

                                                  1999     2000     2001
                                                  ----------------------
RATIO EARNINGS TO FIXED CHARGES - US GAAP         10.3      3.8        -

(1) Earnings formula:

        Net Group Income                            73       34     -647
before: Income taxes                                65       83       68
        Minority interests                          21       31       19
        Fixed charges(2)                            17       52      101
                                                  ----------------------
                                                   176      200     -459

(2) Fixed charges

        Operating leases: rental cost               27       85      135
                            30% interest charge      8       25       40

        Interest paid                                9       27       61
                                                  ----------------------
        Total Fixed charges                         17       52      101